Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2012, relating to the consolidated financial statements of Annaly Capital Management Inc. and subsidiaries, and the effectiveness of Annaly Capital Management Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Annaly Capital Management Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
January 31, 2013